EXHIBIT 10Z

EMPLOYMENT AGREEMENT

This Agreement shall be effective as of January 1, 2007 and is made by and between Sunteck Transport Co., Inc., it’s subsidiaries and affiliates, a corporation duly organized under the laws of the State of Florida with its principal place of business at 6413 Congress Ave. Suite 260, Boca Raton, Florida 33487 (the “Company”), and Michael P. Williams, an individual resident of the State of Florida (the “Executive”) residing at 386 6th Street, Atlantic Beach, Florida, 32233.

WHEREAS, the Company is in the business of providing transportation services (the “Business”);

WHEREAS, the Company desires to retain the Executive and the Executive desires a senior executive management role with the Company; and

WHEREAS, the parties have agreed that the Executive and the Company shall enter into a five (5) year contract of employment on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, terms and conditions hereinafter set forth, and for other good and valuable consideration, receipt whereof is specifically acknowledged, the parties hereto hereby agree as follows:

1.	Employment

The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company on the terms and conditions set forth in this Agreement.

2.	The Executive’s Duties

(a)          The Executive hereby agrees to serve the Company faithfully and honestly and to use his best efforts and ability to serve the Company in the capacity of Chief Operating Officer and General Counsel or such other primary executive management position as the Board of Directors of the Company may assign, and to perform such duties as are assigned to him consistent with such position and authority.

(b)          The Executive agrees to devote his entire time, energy and skill during regular business hours to such employment and not to engage in any other employment or activities competitive with those of the Company, either paid or unpaid, of any nature during the term of this Agreement and his employment hereunder. Nothing in this Section 2(b), however, will prevent Executive from engaging in additional activities in connection with personal investments and community affairs that are not inconsistent with Executive’s duties under this Agreement.

(c)          The Executive and the Company agree and acknowledge that the Executive shall provide services hereunder both from the Company’s executive office (currently in Boca Raton, Florida) and from a Company office in Jacksonville, Florida. Notwithstanding, the Executive

shall spend a minimum of twenty-six weeks during each calendar year of the Employment Period working from the Company’s executive offices located in Boca Raton, Florida or such other place in which the Chief Executive Officer conducts the Company’s Business.

3.	Term

The term of the employment under this Agreement shall be for a sixty (60) month period commencing on the effective date hereof (the “Employment Period”), unless earlier terminated pursuant to Section 6.

4.	Compensation and Benefits

In consideration for all services rendered by the Executive to the Company, the Company hereby agrees to pay compensation to the Executive as follows for any and all services provided by the Executive:

(a)          Salary and Other Benefits - See Addendum “A” attached hereto and incorporated herein by reference.

(b)          Expenses - Executive shall be reimbursed for all properly authorized, documented and reasonable business related expenses (to include automobile and travel ), by submitting reports and documentation in accordance with Company policy. Such reimbursable expenses shall include reasonable travel and lodging expenses when the Executive is at the Company’s executive offices (subject to a pre-approved budget for such purpose).

(c)          Benefits - Executive shall be entitled to benefits as provided in the Company’s employee handbook, which currently include group health, dental and life insurances, based on his time in service with the Company or any parent, subsidiary or affiliate of the Company. Notwithstanding the provisions of the Company’s employee handbook, during the Employment Period Executive shall be entitled to four (4) weeks paid vacation per calendar year (or pro rated potion thereof); provided, however, such vacation amount shall not carry over from year to year.

5.	The Executive’s Rights Under Certain Plans

The Company agrees that nothing contained herein is intended to or shall be deemed to be granted to the Executive in lieu of any rights and privileges which the Executive may be entitled to as an employee of the Company under any retirement, pension, insurance, hospitalization, or other plan which may now or hereafter be in effect, it being understood that the Executive shall have the same rights and privileges to participate in such plans or benefits as any other employee of the Company, and said right shall specifically extend to participation in any future Stock Incentive Plan according to the terms and conditions of such plan, if any.

6.	Termination

(a)          Notwithstanding anything to the contrary contained herein, the Company may terminate this Agreement, the Executive’s employment hereunder, and all compensation due to the Executive pursuant to Section 4 hereof at any time for “Cause.” For purposes of this Agreement, termination for “Cause” shall mean (i) material neglect of duties for which the

Executive is employed, or material misconduct in the performance of such duties, (ii) the Executive’s committing fraud, misappropriation or embezzlement in the performance of his duties as an employee of the Company, (iii) the Executive’s conviction of any felony which, as determined in good faith by the Company, constitutes a crime involving moral turpitude, or (iv) a breach of Section 7, Section 8 or Section 9 of this Agreement, a material misrepresentation by Executive in Section 10(a) hereof, or the Executive’s failure to indemnify the Company under 10(b) hereof. However, the Company shall not be entitled to terminate Executive under clause (i) above unless the Company notifies the Executive of the specific instance or instances of material neglect or material misconduct and the Executive fails to correct, cease, cure or otherwise alter or rectify any neglect or misconduct within thirty (30) days after receipt of such notice, provided, however, that if such event, action or inaction is not curable or correctable, such termination shall be effective immediately. In the event of any termination under this Section 6(a), the Executive shall be entitled only to such rights and compensation as shall have accrued prior to such termination or violation.

(b)          Notwithstanding anything to the contrary contained herein, commencing on January 1, 2010, and continuing through and including March 31, 2010, the Company may terminate this Agreement and the Executive’s employment hereunder in the event that the Company shall not have achieved the cumulative three (3) year EBIT target set forth in Addendum “A” (“Just Cause”). In the event of termination under this Section 6(a) the Executive shall be entitled only to such rights and compensation as shall have accrued prior to such termination.

(c)          In the event of the Executive’s death during his employment hereunder; this Agreement, the Executive’s employment hereunder, and all compensation due to the Executive pursuant to Section 4 hereof shall cease as of the date of death; provided that the legal heirs of the Executive or the representatives of the Executive’s estate shall be entitled to payment of such compensation as shall have accrued prior to the Executive’s death.

(d)          If, during the term of this Agreement, the Executive shall be unable to perform his duties hereunder on account of illness, disability, or other incapacity, as determined in good faith and in the reasonable judgment of the Company’s board of directors, and such illness, disability and other incapacity shall continue for a period of more than four (4) consecutive months in any twelve (12) month period, the Company shall thereafter have the right, on not less than thirty (30) days’ written notice to the Executive, to terminate this Agreement. In such an event, the Executive shall not be entitled to any future cash or non-cash compensation, benefits or termination pay. However, if, prior to the date specified in such notice, the Executive shall have recovered from the illness or other incapacity and shall have fully resumed the performance of his duties hereunder for thirty (30) consecutive business days, the Executive shall be entitled to continue his employment with full compensation as though such notice had not been given.

(e)          Notwithstanding anything to the contrary contained herein, the Executive may terminate this Agreement and the Executive’s employment hereunder at any time “For Good Reason.’ For purposes of this Agreement, “For Good Reason” means any of the following: (i) the Company’s material breach of this Agreement; (ii) the assignment of the Executive without his consent to a position, responsibilities, or duties of a materially lesser status or degree of responsibility than his position, responsibilities, or duties upon execution of this Agreement; or

(iii) the failure of the Company’s common stock to trade for at or above $2.12 (as adjusted for stock splits and recapitalizations, if any) for three consecutive trading days at any time during the third year of the Employment Period (1/1/2009 – 12/31/2009); or (iv) the requirement by the Company that the Executive be based anywhere other than the Company’s executive office or Jacksonville, Florida, in either case without the Executive’s consent. However, the Executive shall not be entitled to terminate this Agreement unless the Executive notifies the Company of the specific instance or basis for such termination and the Company fails to cure such basis for termination within thirty (30) days after receipt of such notice; provided, however, that if such event, action or inaction is not curable or correctable, such termination shall be effective immediately. In the event the Executive terminates this Agreement for Good Reason on or prior to December 31, 2009, then the remaining unpaid base compensation for the 36 month period commencing January 1, 2007 through and including December 31, 2009, shall be due and payable to the Executive.

7.	Confidential Information

The Executive agrees to receive Confidential Information (as hereinafter defined) of the Company in confidence, and not to disclose to others, assist others in the application of, or use for his own gain, such information, or any part thereof, unless and until it has become public knowledge or has come into the possession of such other or others by legal and equitable means. The Executive further agrees that, upon termination of his employment with the Company, all documents, records, notebooks and similar repositories of or containing Confidential Information, including copies thereof, then in the Executive’s possession, whether prepared by him or others, will be returned to the Company. For purposes of this Section 7, “Confidential Information” means information disclosed to the Executive or known by the Executive as a consequence of or through his employment by the Company or any predecessor or successor company, not generally known in the industry in which the Company is or may become engaged about the Company’s products, processes and services. The Executive’s obligations under this Section 7 shall survive any termination or expiration of this Agreement and the Executive’s employment hereunder and to the extent that any information is received about the Company pending Closing pursuant to this Agreement, this clause shall survive the failure to close and any related dissolution of this Agreement.

8.	Intellectual Property

The Executive covenants and agrees that he will disclose promptly and fully, and assign and transfer to the Company, its successors and assigns, without further consideration, full and absolute rights, title and interest in and to any and all inventions, designs, or discoveries of any kind and nature, patentable or unpatentable, and in and to any and all writings, designs, drawings, and the like, conceived or created by the Executive, individually or jointly with others, during his employment by the Company or at any time subsequent thereto, and relating or derived from, in the reasonable opinion of the Company, in any material way to the Company’s products, processes, apparatus or business, together with the right on the part of the Company, its successors and assigns, to obtain Patent or Copyright or other intellectual property right protection thereon in the United States and all countries foreign thereto, in the Company’s name or otherwise, covering such inventions, improvements, designs, discoveries or writings. The Executive further agrees to execute and acknowledge all papers and to do, at the Company’s expense, any and all other things necessary for or incident to the applying for, obtaining and maintaining of such Patents, Copyrights or other intellectual property rights, as the case may be, and to execute, on request, whether during or after the terms of employment hereunder, all papers necessary to assign and transfer such inventions, improvements, designs, discoveries, writings, copyrights, patents, patent applications and other intellectual property rights of the Company, its successors and assigns. The obligations of the Executive under this Section 8 shall survive any termination or expiration of this Agreement.

9.	Restrictive Covenants

(a)          The Executive acknowledges that (i) the Company is engaged in the Business; (ii) his work for the Company will give him access to Confidential Information concerning the Company, and (iii) the Business of the Company is conducted throughout the United States and Canada, its possessions and territories. Accordingly, in order to induce the Company to enter into this Agreement and in specific consideration for the compensation provided herein, the Executive covenants and agrees that:

(i)           Non-Compete. During the Employment Period and, for a period of one (1) year from the termination of the Employment Period, (the “Restricted Period”), but not in the event that the Executive’s employment is terminated for Good Reason or without Cause or Just Cause, the Executive shall not enter the employ of, or render material non-legal oriented services to any company, other than an affiliated company of the Company, engaged in the same business as the Company.

(ii)          During the Employment Period and for a period of two (2) year from termination of the Employment Period, regardless of the reason for such termination, the Executive shall not directly or indirectly, for his own account or the account of another with whom the Executive has a business or compensation based relationship, solicit or engage any employees, agents, or customers of the Company, or encourage any employees, agents, or customers of the Company to modify or terminate it affiliation with the Company. Further, the Executive agrees that at no time subsequent to his termination with the Company shall he make use of any documents, writings, trade secrets, confidential information or any such material of proprietary nature belonging to the Company or its parent upon his employment with another company, except an affiliated company of the Company. Notwithstanding the forgoing provisions defining non-competition during the Restricted Period, the Executive shall be permitted to act as legal counsel to other companies in the same Business as the Company as house or outside counsel, provided that Executive shall at all times adhere to the standards set forth in The Florida Bar Rules governing attorney conduct and conflicts of interest regarding past and future clients. The Executive’s practice of law subsequent to the termination of the Agreement for any reason shall not be deemed competitive with the Company.

Nothing herein is to be construed in such a way that the Executive is prevented from seeking employment elsewhere at any time but only to the extent that he is prohibited from making direct or indirect contact with those employees, customers and agents of the Company or an affiliated company of the Company of whom he has knowledge for a period of one year subsequent to the date of his termination and that he cannot use any materials of a proprietary nature of the Company at all times subsequent to his termination with the Company.

(iii)        Employees of the Company. During the Restricted Period, the Executive shall not, directly or indirectly, hire or solicit any employee, with the exception of the Executive’s personal secretary, of the Company or its affiliates or encourage any such employee to leave such employment.

(b)          If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants will not thereby be affected and will be given full effect, without regard to the invalid portions.

(c)          If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration of such provision or the area covered thereby, such court will have the power to reduce the duration or area of such provision and, in its reduced form, such provision will then be enforceable and will be enforced.

10.	Executive’s Representation and Warranties.

(a). Executive represents and warrants that he has the full right and authority to enter into this Agreement and fully perform his obligations hereunder, that he is not subject to any non-competition agreement other than with the Company, and that his performance under this Agreement will not infringe on the proprietary rights of others. Executive further represents and warrants that he is not obligated under any contract (including, but not limited to, licenses, covenants or commitments of any nature) or other agreement or subject to any judgment, decree or order of any court or administrative agency which would conflict with his obligation to use his best efforts to perform his duties hereunder or which would conflict with the Company’s business and operations as presently conducted or proposed to be conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business as officer and employee by Executive will conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under any contract, covenant or instrument to which Executive is currently a party.

(b). The Executive hereby agrees to indemnify and hold the Company harmless from and against any and all claims and actions (i) brought as a result of a breach of any of the representations and warranties contained in Section 10(a), and/or (ii) brought by any former employer of Executive relating to any claim, including, but not limited to, breach of contract, breach of a non-compete agreement, or tortuous interference. The foregoing shall include claims involving past and present employees and agents of the Executive’s former employer(s).

11.	Rights and Remedies Upon Breach

The Executive acknowledges and agrees that a violation of any of the restrictive covenants contained in this Agreement shall cause certain harm to the Company and the Company shall be entitled to specific performance of this Agreement or an injunction with proof of specific damages, together with costs and attorney’s fees incurred by the Company in enforcing its rights under this Agreement. If the Executive breaches, or threatens to commit a breach of any of the provisions of Sections 7, 8 or 9 (the “Restrictive Covenants”), the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

(a)          The rights and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent), with proof of specific damages, against violations, threatened or actual, and whether or not then continuing of such covenants, it being acknowledged and agreed that any such breach of threatened breach will cause certain injury to the Company and that money damages will not provide an adequate remedy to the Company.

(b)          The right and remedy to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments, or other benefits derived or received by the Executive as the result of any transaction constituting a breach of the Restrictive Covenants. The Company may set off any amounts due it under this Section 11(b) against any amounts owed to the Executive under Section 4.

12.	Entire Agreement

This Agreement supersedes and cancels any and all prior agreements between the parties hereto, express or implied, relating to the subject matter hereof. This Agreement sets forth the entire Agreement between the parties hereto. It may not be changed, altered, modified or amended except in a writing signed by both parties.

13.	Non-Waiver

The failure or refusal of either party to insist upon the strict performance of any provision of this Agreement or to exercise any right in any one or more instances or circumstances shall not be construed as a waiver or relinquishment of such provision or right, nor shall such failure or refusal be deemed a custom or practice contrary to such provision or right.

14.	Non-Assignment and Company’s Notice of Continuing Obligation

The Executive shall have no right to assign any of the rights, nor to delegate any of the duties, created by the Agreement, any assignment or attempted assignment of the Executive’s rights, and delegation or attempted delegation of the Executive’s duties, shall be null and void. However, the Executive shall have the right to assign his right to receive compensation under Section 4(b) to his estate or his family in the event of his death or mental incapacity. In all other respects, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, beneficiaries, personal representatives, successors, assigns, officers and directors.

15.	Severability

If any section, term or provision of this Agreement shall be held or determined to be unenforceable, the balance of this Agreement shall nevertheless continue in full force and effect unaffected by such holdings or determination.

16.	Notice

All notices hereunder shall be in writing. Notices may be delivered personally, or by mail, postage prepaid, to the respective addresses noted above. Either party may designate a new address for purposes of this Agreement by notice to the other party.

17.	Renewal

Unless either party provides the other with written notice, at least thirty (30) days prior to the expiration date of this Agreement, or any renewal period under this Section 17, that it does not intend to renew this Agreement, the Agreement shall be automatically renewed for additional periods of one year’s duration, upon the terms and conditions then in effect.

18.	Attorney’s Fees

Should either party engage the services of an attorney to enforce the terms of this Agreement by judicial proceedings, the prevailing party shall be entitled to receive its expenses, including attorney’s fees in connection with such action. However, the Company agrees that as respects the Restrictive Covenants, the Company has a period of six months subsequent to the date of termination of the Executive in which to file with an appropriate court any action against the Executive, after which time the Company agrees that no such action shall be filed by it against the Executive.

19.	Governing Law

This Agreement shall be governed and construed in accordance with the laws of the State of Florida and the parties agree that any federal or state courts of competent subject matter jurisdiction , shall have jurisdiction over this Agreement and any controversies arising from this Agreement shall be brought only in such courts.

IN WITNESS WHEREOF, the parties hereof have set their signatures and seals as of the date first above written.

/s/Michael P. Williams Executive	AutoInfo, Inc By: /s/Harry M. Wachtel Harry M. Wachtel, President
November 30, 2006 Date	November 30, 2006 Date

ADDENDUM “A”

Salary, and Bonus Compensation

Annual Salary, which shall be payable in equal periodic installments according to the Company’s customary payroll practices, but not less frequently then monthly shall be as follows:,

	BASE	BONUS
Y 1	$175K	$25K*
Y 2	$185K	$50K
Y 3	$195K	$75K
Y 4	$205K	$100K
Y 5	$205K	$125K

* THE YEAR 1 BONUS SHALL BE PAID AS A SIGNING BONUS

The Bonus shall be payable upon reaching the following TARGET annual EBITDA :

YEAR 1	$ 5.046_M
YEAR 2	$ 6.308 M
YEAR 3	$ 7.885 M
YEAR 4	$_9.856 M
YEAR 5	$12.320 M

EBIT is defined as the consolidated income of the subsidiaries of Auto Info, Inc., which are engaged in the Business, before interest, income taxes (benefit), per the annual audited financial statements of the AutoInfo, Inc. and Subsidiaries.